EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of November 6, 2008, is made between Home Diagnostics, Inc., a Delaware corporation with offices (the “Offices”) at 2400 NW 55th Court, Fort Lauderdale, Florida (the “Company”), and J. Richard Damron, Jr., an individual residing at 2120 NW 25th Street, Boca Raton, Florida 33431 (“Executive”), currently the President and Chief Executive Officer (CEO) of the Company.

The Company desires to assure itself of the continued services of Executive as an executive of the Company for the Term set forth herein and, to that end, desires to enter into this new contract of employment with Executive, upon the terms and conditions herein set forth, and Executive is desirous of entering into this contract of employment. This Agreement supersedes the Employment Agreement between the Company and Executive dated January 1, 2006, which Employment Agreement, upon execution of this Agreement, shall be null and void and have no further force or effect.

The parties, intending to be legally bound and in consideration of the provisions hereof, agree as follows:

1. EMPLOYMENT:

(a) Executive will continue to be employed by the Company as President and Chief Executive Officer through the Term, to perform the duties and services generally associated with the direction and supervision of the day to day operations of the Company and as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”) consistent herewith.

(b) Executive agrees to cooperate in the search for a new CEO as directed by the Company. In the event the Company is successful in its said CEO search during the Term, Executive agrees to aide and assist in the transition from Executive to the new CEO of Executive’s responsibilities, stepping aside from the day-to-day operations of the Company during the transition as CEO is directed by the Board, consistent with the provisions of this Agreement.

(c) Executive agrees to his continuing employment and agrees to perform such duties to the best of his ability, and shall use his best efforts, skill and ability to promote the interest of the Company and otherwise to assist the Company in such matters as to which his knowledge and expertise may be particularly relevant. During the Term, Executive shall, except during customary vacation periods and periods of illness, devote all of Executive’s business time, attention and energies to the performance of Executive duties and to the business and affairs of the Company and to promoting the best interests of the Company, and shall not, either during or outside of such normal business hours, directly or indirectly, engage in any activity inimical to such best interests, provided, however, that Executive may reasonably alter his Company commitments commensurate with any diminution of his day-to-day responsibilities after the hiring of a new CEO by the Board as set forth in paragraph (b) above, without such reduction negatively affecting Executive’s continuing entitlement to the compensation and benefits as set froth herein.

2. TERM: The term of this Agreement (the “Term”) shall commence on the date hereof and end, unless earlier terminated as provided herein, on the earlier of (i) June 30, 2009, or (ii) any date specified by the Board in a written notice to Executive given on or after February 28, 2009, and no less than thirty (30) days prior to the date of termination. By agreement of the Company and Executive, this Agreement and the Term may be extended.

3. COMPENSATION AND BENEFITS: In consideration of his services during the Term, Executive shall be paid compensation and receive benefits from the Company as follows:

(a) Executive shall receive a salary (“Base Salary”) at an annual rate of Five Hundred Forty-Six Thousand Dollars ($546,000), payable in bi-weekly installments or in such other installments as may be agreed upon. Executive’s salary rate may be increased by the Board from time to time in its sole discretion, but not decreased.

(b) On termination of the employment of Executive at the end of the Term, the Company shall pay Executive a severance payment (the “Severance Payment”) of one full year’s Base Salary ($546,000), allocated one-half to the Company’s deferred compensation plan for the benefit of Executive, and one-half to Executive in a lump sum. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving the Severance Payment pursuant to this paragraph 3(b), subject to his receipt of all salary, compensation and benefits through the date of termination owed him by the Company, Executive agrees to execute (and not revoke) a Separation Agreement and Release in the form attached hereto as Addendum “A” (the “Release”). If Executive fails to execute and deliver the Release, other then for Company’s failure to pay Executive all salary, compensation and benefits through the date of termination owed Executive hereunder, or revokes the Release, Executive agrees that he shall not be entitled to receive the Severance Payment. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death.

(c) Executive shall be entitled to receive an annual bonus for calendar year 2008, determined by the Board in accordance with the 2008 Management Bonus Program, of up to 50% of Executive’s Base Salary in paragraph (a) above, payable no later than March 15, 2009. Executive shall not be entitled to receive any bonus with respect to 2009 or any part thereof.

(d) Executive shall continue to be entitled to participate in the Company’s benefit plans that are generally available to the Company’s executives and employees, all in accordance with the normal policies and practices of the Company, including, without limitation, health insurance, life insurance, disability insurance, 401-K plan and stock option plans. The Company reserves the right to make such modifications in its benefit plans at any time as it, in its sole discretion, deems appropriate, provided, however, that no such modification(s) shall be made to the terms set forth herein that would adversely affect Executive hereunder, it being the intention of the Company and Executive to preserve all benefits and rights previously and currently afforded Executive, as by way of example but not limitation, Executive’s stock option grants and rights, as more fully documented by letter of July 8, 2008, to Executive from the Company, signed by Ronald Rubin, CFO, including Schedule A referenced and attached thereto, a copy of which is attached as Addendum “B” hereto and incorporated herein as though set forth fully. Further, to the extent possible, if desired by Executive, the Company shall cooperate in transitioning any current benefits provide by the Company to Executive on departure, as for example disability insurance and any life insurance policy on Executive’s life.

(e) Executive shall be entitled to receive three (3) weeks of paid vacation per annum plus U.S. holidays applicable to all Company employees.

(f) Executive’s principal place of service shall not be changed from the present offices, without Executive’s consent, which may be withheld for any or no reason, except that such principal place of service may be changed without Executive’s consent to any comparable office space within 15 miles of the residence of Executive.

(g) All compensation shall be subject to withholding and other applicable taxes.

4. TERMINATION:

(a) Executive’s employment under this Agreement shall terminate:

(i) upon written notice from the Company to Executive, for Cause (“Cause” being defined for this purpose as Executive’s dishonesty, willful or intentional harm to the Company or failure to comply with a reasonable request of the Board, material breach of this Agreement, excessive absence, conviction of a felony under U.S. Federal, state or local laws or any applicable foreign laws, misconduct in connection with or affecting the business of the Company, negligence in performing Executive’s duties hereunder, failure to perform Executive duties hereunder after delivery to Executive by the Company of written notice identifying the duties not being performed by Executive or illegal drug use by Employee; provided, however, that “Cause” shall not include the refusal of Executive to accept a material, unconsented reduction in responsibilities and duties or to accept relocation from the offices, in each case other than as provided herein (any such reduction or relocation being hereinafter referred to as a “Just Cause Event”).

(ii) upon the death of Executive; or

(iii) upon 30 days’ advance written notice from either the Company or Executive to the other in the event Executive acquires a Permanent Disability (“Permanent Disability”), being defined for this purpose as it is defined in the Company’s long-term disability insurance policy in effect at such time, by reason of physical or mental disability, and Executive is incapable of performing Executive’s principal duties for a period of two consecutive months or 60 days’ in the aggregate in any 12 month period.

(b) Executive’s employment under this Agreement shall terminate upon written notice from the Company to Executive without Cause at any time.

(c) In the event that this Agreement is terminated by the Company for Cause pursuant to subparagraph 4(a)(i) hereof, Executive shall be entitled to receive, after termination, all unpaid compensation earned and payable under Section 3 hereof through the date of termination, but shall not be entitled to any Severance Payment pursuant to paragraph 3(b) hereof.

(d) In the event that this Agreement is terminated by the Company upon Executive’s death or Permanent Disability pursuant to subparagraphs 4(a)(ii) or (iii) hereof, Executive shall be entitled to receive, after termination, all unpaid compensation earned and payable under Section 3 hereof through the date of termination (including accrued and unused vacation), and shall also be entitled to the Severance Payment pursuant to paragraph 3(b) hereof.

(e) In the event that this Agreement is terminated pursuant to Section 4(b) hereof or by Executive upon the occurrence of a Just Cause Event, Executive shall be entitled to continue to receive, after such termination, all unpaid compensation earned and payable under Section 3 hereof through the date of termination (including accrued and unused vacation), and shall also be entitled to the Severance Payment pursuant to paragraph 3(b) hereof.

(f) When this Agreement is terminated, Executive shall be allowed to continue to participate in the Company’s health insurance plan as set forth in paragraph (g) below.

(g) Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated or expires by its terms, Executive and his spouse shall be entitled to continue participation in the Company’s health insurance plan at the Company’s expense until the earlier of the first day of full Medicare benefits eligibility or August 21, 2019, which health insurance plan will continue to provide Executive and his spouse with benefits that are comparable to those existing at the time of such termination or expiration of this Agreement.

5. COMPANY’S TRADE SECRETS: Executive acknowledges that he understands that in the performance of his duties with the Company he will be exposed to the Company’s trade secrets and confidential information. For purposes of this Agreement, “Trade Secrets” and/or “Confidential Information” means information or material that is commercially valuable to the Company and not generally known in the industry. This includes, but is not limited to, the following:

(a) any and all versions of the Company’s proprietary computer software (including source code and object code), hardware, firmware and documentation;

(b) technical information concerning the Company’s products and services, including training programs, product data and specifications, diagrams, flow charts, drawings, test results, know-how, processes, inventions, research projects and product development;

(c) information concerning the Company’s business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information and advertising strategies;

(d) information concerning the Company’s employees, including their salaries, strengths, weaknesses and skills;

(e) non-public information submitted by the Company’s customers, suppliers, employees, consultants or co-venturers with the Company for study, evaluation or use; and

(f) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company’s business.

6. NONDISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION: Executive agrees that he will keep the Company’s Trade Secrets and Confidential Information, whether or not prepared or developed by him, in the strictest of confidence at all times, both during and after the Term. Executive will not use or disclose such secrets or information to others without the Company’s written consent, except when necessary to perform his duties with the Company.

7. CONFIDENTIAL INFORMATION OF OTHERS: Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use any information or material that is a trade secret of others. Executive hereby represents and warrants that his performance of this Agreement will not breach any agreement to keep confidential any proprietary information acquired by him prior to his employment by the Company.

8. NO CONFLICTING OBLIGATIONS: Executive represents and warrants that he has no current or prior agreements, relationships or commitments that conflict with this Agreement or with his relationship with the Company.

9. RETURN OF MATERIALS: When Executive’s employment with the Company terminates, for whatever reason, he will promptly deliver to the Company all originals and copies of all documents, records, software code and programs, media and other materials containing any of the Company’s Trade Secrets or Confidential Information and all other property belonging to the Company. Executive will also return to the Company all equipment, files, software programs and other personal property or intellectual property belonging to the Company. The foregoing notwithstanding, Executive and the Company may agree in writing to exceptions to the foregoing, in which event said agreed exceptions shall be deemed approved and amending hereto.

10. CONFIDENTIALITY OBLIGATION SURVIVES EMPLOYMENT: Executive acknowledges that he understands that his obligation to maintain the confidentiality and security of the Company’s Trade Secrets and Confidential Information remains with him even after his employment with the Company terminates and continues for so long as such material remains a trade secret or confidential.

11. WORKS MADE FOR HIRE: Executive acknowledges that he understands that, as part of his duties to the Company, he may be asked to create or contribute to the creation of documentation and other copyrightable works. Executive agrees that any and all documentation and other copyrightable materials that he is asked to prepare or work on as part of his employment with the Company or that he otherwise works on or creates while employed by the Company and within the scope of his employment and duties for the Company shall be “works made for hire,” as that term is used and defined by U.S. copyright law, and that the Company shall own all the copyright and other property rights in such works. IF AND TO THE EXTENT ANY SUCH MATERIAL DOES NOT SATISFY THE LEGAL REQUIREMENTS TO CONSTITUTE A “WORK MADE FOR HIRE,” EXECUTIVE HEREBY ASSIGNS ALL HIS RIGHT, TITLE AND INTEREST IN ANY COPYRIGHT OR OTHER RIGHTS OR INTEREST IN SAID WORKS TO THE COMPANY.

12. DISCLOSURE OF DEVELOPMENTS: Executive agrees that while he is employed by the Company, he will promptly inform the Company of the full details of all his inventions, discoveries, improvements, innovations and ideas (collectively called “Developments”)—whether or not patentable, copyrightable or otherwise protectible—that he conceives, completes or reduces to practice (whether jointly or with others) and which:

(a) relate to the Company’s present or prospective business, or actual or demonstrably anticipated research and development; or

(b) result from any work he does using any equipment, facilities, materials, Trade Secrets, Confidential Information or personnel of the Company; or

(c) result from or are suggested by any work that he may do for the Company.

13. ASSIGNMENT OF DEVELOPMENTS: Executive hereby assigns to the Company, or the Company’s designee, his entire right, title and interest in all of the following that he conceives or makes (whether alone or with others) while employed by the Company:

(a) all Developments;

(b) all copyrights, trade secrets, trademarks and mask work rights in Developments; and

(c) all patent applications filed and patents granted in respect of any Developments, including those in foreign countries.

14. POST-EMPLOYMENT ASSIGNMENT: Executive agrees that he will fully disclose to the Company any and all inventions, improvements or discoveries actually made, or copyright registrations or patent applications filed within six months after his employment with the Company terminates. Executive hereby assigns to the Company his entire right, title and interest in such inventions, improvements and discoveries, whether made individually or jointly, which relate to the business of the Company during the entire period of his employment preceding the termination of his employment.

15. EXECUTION OF DOCUMENTS: Both while employed by the Company and afterwards, Executive agrees to execute and aid in the preparation of any papers or filings that the Company may consider necessary or helpful to obtaining or maintaining any patents, copyrights, trademarks or other proprietary rights covering work and Developments for which he has or had responsibility for and/or involvement with during his term of employment at the Company at no charge to the Company, but at its expense. If the Company is unable to secure Executive’s signature on any document necessary to obtain or maintain any patent, copyright, trademark or other proprietary rights, whether due to his mental or physical capacity or any other cause, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file such documents and do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed by Executive.

16. PRIOR DEVELOPMENTS: As a matter of record, Executive must identify at the time of signing this Agreement all prior developments relevant to the subject matter of his employment by the Company (“Prior Developments”) that have been conceived or reduced to practice or learned by him, alone or jointly with others, before his employment with the Company, which he desires to remove from the operation of this Agreement. Executive represents that he has made no such Prior Developments at the time of signing this Agreement which he desires to remove from the operation of this Agreement. Executive further represents and warrants that he is under no prior contractual or other obligation that in any way impedes his ability to perform this Agreement or carry out his duties and responsibilities for the Company, including any non-compete obligations and that, in providing the services contemplated herein, he will not make any improper or unauthorized use of any property rights, or trade secrets or property belonging to his previous employer or anyone else.

17. CONFLICT OF INTEREST: During Executive’s employment by the Company, he agrees that he will not engage in any business activity competitive with or adverse to the Company’s business activities Executive also agrees that he will not engage in any other activities that conflict with the Company’s best interests.

18. POST-EMPLOYMENT NON-COMPETITION AGREEMENT: Executive acknowledges that he understands that, during his employment by the Company, he may become familiar with Confidential Information of the Company. Therefore, it is possible that Executive could cause grave harm to the Company if he worked for a competitor. Accordingly, Executive agrees for twelve (12) months after the termination of his employment with the Company not to engage in, or contribute his knowledge to, any business entity or activity that is in competition with or adverse to the Company’s business activities, including, without limitation, with respect to the blood glucose monitoring business.

(a) Diversion of Company Business: For a period of one year from the date Executive’s employment terminates, he will not divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers during the period two years prior to the termination of his employment.

(b) Geographic Restrictions: Executive acknowledges and agrees that the restrictions on his post-employment competitive activity shall apply throughout the entire United States.

19. ADDITIONAL POST-EMPLOYMENT NON-COMPETITION TERMS: During any period in which Executive is not receiving compensation payments from the Company only (and for this purpose, any lump sum payment shall be deemed to be paid over the period to which such lump sum payment relates), the following post-employment non-competition term(s) shall apply:

(a) Written Consent: Executive acknowledges that he understands that he will be permitted to engage in the work or activity described in Section 18 of this Agreement if he provides the Company with clear and convincing written evidence, including assurances from his new employer and him, that the contribution of his knowledge to that work or activity will not cause him to disclose, base judgment upon or use any of the Company’s Confidential Information. The Company will furnish Executive a written consent to that effect if he provides the required written evidence. Executive agrees not to engage in such work or activity until he receives such written consent from the Company, which consent will not be unreasonably withheld.

(b) Inability to Secure Employment: If, solely as a result of this non-competition agreement, Executive is unable to secure employment appropriate to his abilities and training, despite his diligent efforts to do so, the Company shall release him from his non-competition obligations, but only to the extent necessary to allow him to obtain such employment. In all other respects, the non-competition and confidentiality restrictions herein shall continue to apply.

20. NONINTERFERENCE WITH NON-SOLICITATION OF COMPANY EMPLOYEES: While employed by the Company, and for one year after, Executive agrees that he will not directly or through the use of agents induce, or attempt to induce, any Company employees to quit the Company’s employ.

21. ENFORCEMENT: Executive agrees that in the event of a breach or threatened breach of this Agreement by Executive, money damages would be an inadequate remedy and extremely difficult to measure. Executive agrees, therefore, that the Company shall be entitled to an injunction to restrain him from such breach or threatened breach. Nothing in this Agreement shall be construed as preventing the Company from pursuing any remedy at law or in equity for any breach or threatened breach.

22. GENERAL PROVISIONS:

(a) Successors: The rights and obligations under this Agreement shall survive the termination of Executive’s service to the Company in any capacity and shall inure to the benefit and shall be binding upon: (i) his heirs and personal representatives, and (ii) the successors and assigns of the Company.

(b) Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

(c) Severability: If any provision of this Agreement is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable against both the Company and Executive.

(d) Entire Agreement: This Agreement supercedes and replaces all former agreements or understandings, oral or written, between the Company and Executive, including without limitation the Employment Agreement between the Company and Executive dated January 1, 2006.

(e) Modification: This Agreement may not be modified except by a writing signed both by the Company and Executive.

(f) Assignment: This Agreement may be assigned by the Company to any affiliate of the Company. Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

(g) Notices: Any notice required to be given hereunder shall be deemed to have been sufficiently given either when served personally, by facsimile transmission or when served by first class mail addressed to either party at the applicable address set forth on the first page of this Agreement.

(h) Counterparts. This Agreement may be executed in several identical counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto duly executed this Agreement as of the day and year first above written.

HOME DIAGNOSTICS, INC.

By: /s/ George H. Holley
Title: Chairman

/s/ J. Richard Damron, Jr.

ADDENDUM A

FORM OF SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”) is entered into between HOME DIAGNOSTICS, INC., a Delaware corporation (“Employer”), and J. RICHARD DAMRON (“Employee”).

WHEREAS, Employee’s employment by Employer [was terminated] [will terminate] as of      , 2009;

WHEREAS, Employer and Employee desire to settle all issues relating to the termination of Employee’s employment with Employer, and to establish all other rights, responsibilities and obligations owed by the parties in connection with Employee’s employment and separation from employment;

NOW, THEREFORE, in consideration of mutual promises and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

Definitions

Affiliate: As used herein, the term “Affiliate” shall mean and refer to any officer, director, shareholder, employee, and/or agent of Employer; and/or any subsidiary, division, or affiliate of Employer (including without limitation any officer, director, shareholder, employee, and/or agent of any such subsidiary, division, or affiliate); and/or any entity (including without limitation any officer, director, shareholder, employee, and/or agent of such entity) in which Employer owns, directly or indirectly, a legal or beneficial interest (whether in whole or in part); and/or any individual or entity including without limitation any officer, director, shareholder, employee, and/or agent of such entity that owns, directly or indirectly, a legal or beneficial interest (whether in whole or in part) in Employer.

Agreement

1. Consideration to Employee. As consideration for Employee’s execution and non-revocation of this Agreement and the covenants and promises contained in Paragraphs 3, 4 and 5 hereof, Employer agrees to pay to the Employee the Severance Payment, as defined in the Employment Agreement between Employee and Employer dated November      , 2008.

2. Review and Revocation. Employer has delivered to Employee two copies of this Agreement, signed by Employer. Employee understands and agrees that he has 21 days from the date Employee receives this Agreement (not counting the day Employee receives the Agreement) to consider the terms of and to sign this Agreement. Employee understands that, in Employee’s sole and absolute discretion, Employee may sign this Agreement prior to the expiration of the 21-day period. If Employee elects to sign this Agreement, he shall sign both copies and deliver one fully executed copy to Employer at 2400 NW 55th Ct., Fort Lauderdale, Florida 33309, Attention: Human Resources Department. The second copy may be retained by Employee.

Employee further acknowledges and understands that he may revoke this Agreement for a period of up to 7 days after he signs it (not counting the day Employee signed the Agreement) and that the Agreement shall not become effective or enforceable until the 7-day revocation period has expired. To revoke this Agreement, Employee must give written notice stating that Employee wishes to revoke the Agreement to Employer (fax: (954) 739-8506). If Employee mails a notice of revocation to Employer, it must be postmarked no later than 7 days following the date on which Employee signed this Agreement (not counting the day Employee signed the Agreement) or the revocation shall not be effective.

3. Release of All Claims; Further Action.

(a) In consideration for the consideration provided for in Paragraph 1, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, for Employee and or Employee’s heirs, assigns, and all persons and entities claiming by, through, or under Employee, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold Employer and its Affiliates, individually or in any combination thereof, harmless of and from any and all claims, liabilities, charges, demands, grievances, and causes of action of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Employee had, has, or may claim to have against Employer or against any Affiliate, whether as an employee or otherwise (hereinafter collectively referred to as “Claim(s)”).

(b) The release set forth in this Paragraph 3 includes without limitation any Claim(s) that Employee has, had, or may claim to have against Employer or any Affiliate (a) for wrongful termination or discharge, emotional distress, breach of express or implied contract of employment, employment related torts, or personal injury (whether physical or mental); (b) for any Claim(s) arising under federal or state law, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Florida Civil Rights Act, Florida Statutes § 760.01, et. seq., or any other federal, state, or local law prohibiting discrimination on the basis of race, color, religion, sex, age, national origin, disability, or any other protected group status; (c) any Claim(s) arising under the Age Discrimination in Employment Act, which prohibits discrimination against employees age 40 and above; (d) any Claim(s) arising under the Family and Medical Leave Act, (e) any Claim(s) arising under the Employee Retirement Income Security Act, (f) any Claim(s) for attorney’s fees or costs, and (g) for any other Claim(s) in any way related to or arising out of Employee’s employment with Employer or the termination of that employment.

(c) Nothing in this Agreement waives Employee’s rights, if any, to continue Employee’s participation in Employer’s employee welfare benefit plan, as allowed by COBRA and the terms, conditions, and limitations of the plan, or any vested rights that Employee may have under any employee pension or welfare benefit in which Employee participated as an employee of Employer.

4. Full and Complete Release. Employee understands and agrees that he is releasing and waiving any and all Claim(s), including but not limited to Claims that Employee does not know exist in Employee’s favor at the time Employee signs this Agreement which, if known by Employee, would materially affect Employee’s decision to sign this Agreement. For the purpose of implementing a full and complete release and discharge of Employer and each and every Affiliate, Employee expressly acknowledges that the release set forth in Paragraph 3 is intended to include in its effect, without limitation, all Claim(s) which Employee does not know or suspect to exist in Employee’s favor at the time of execution hereof and that the release set forth in Paragraph 3 contemplates the extinguishment of any such Claim(s).

5. Covenant Not to Sue. Employee promises not to file, or permit to be filed on Employee’s behalf, any lawsuit, charge, or complaint against Employer or any Affiliate with any administrative agency (unless prohibited by applicable statute of agency regulation) or with any state or federal court asserting any Claim(s) released in Paragraphs 3 and/or 4. In addition, Employee waives any right to recover damages, costs, and attorney’s fees in any action brought by Employee or by any other person or entity (including without limitation the Equal Employment Opportunity Commission or the Florida Commission on Human Relations) on Employee’s behalf asserting any Claim(s) released by Paragraphs 3 and 4.

6. Wages and Commissions Paid in Full. Employee acknowledges that, except for the Severance Payment, he has received all monies due and owing to Employee from Employer, including without limitation any monies due and owing to Employee for wages, accrued but unused vacation benefits, commissions, or otherwise and that he has no claim against Employer whatsoever for the payment of any further wages, commissions, vacation benefits, or other monies.

7. Non-Disparagement. Employee agrees to avoid making disparaging remarks or taking any action now, and at any time in the future, which could be considered detrimental to Employer.

8. Return of Employer Property. Employee agrees to promptly deliver to Employer any property of Employer in Employee’s possession or under his control.

9. Confidential Information. Employee represents that he has returned to Employer all copies of any secret or confidential information, knowledge or data relating to Employer or any of its affiliated companies and their respective businesses that shall have been obtained by Employee during his employment by Employer, and further agrees not to communicate or divulge any such information, knowledge or data to anyone other than Employer or persons designated by Employer, nor use any such information, knowledge or data in any manner.

10. Remedies. Employee hereby acknowledges that if he breaches the restrictive covenants contained in Paragraph 9 of this Agreement, the damages to Employer will result in irreparable harm to Employer, and Employee agrees that, in addition to any other remedies provided for herein or otherwise available at law, Employer shall be entitled in any court of equity having jurisdiction to an injunction restraining Employee in the event of a breach, actual or threatened, of the agreements and covenants contained in Paragraph 9 of this Agreement.

11. Future Cooperation. Employee agrees to cooperate with Employer in connection with any matter with which he was involved as an employee of Employer or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter, including assigning all patent rights to Employer on existing or future patent applications on which Employee is listed as an inventor, which arose during Employee’s employment by Employer, all as reasonably requested by Employer.

12. Not an Admission. This Agreement does not constitute an admission by Employer or by any Affiliate, and Employer and each and every Affiliate specifically deny, that Employer or any Affiliate has violated any contract, law, or regulation or that it or he has discriminated against Employee or otherwise infringed on Employee’s rights and privileges or done any other wrongful act. This Agreement does not constitute an admission by Employee, and Employee specifically denies, that Employee has violated any contract, law, or regulation or that he has infringed on Employer’s rights and privileges or done any other wrongful act.

13. Entire Agreement. This Agreement constitutes the entire understanding between the parties and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties. No promise, representation, warranty, or covenant not included in this Agreement has been or is relied upon by either party. Notwithstanding any statute or case law to the contrary, this Agreement may not be modified except by a written instrument signed by each of the parties, whether or not such modification is supported by separate consideration.

14. Miscellaneous. Notwithstanding any conflict of laws provisions to the contrary, this Agreement shall be governed by the laws of the State of Florida and the parties consent to the jurisdiction and venue of Florida State and Federal courts and waive any defenses based on jurisdiction or venue. Employee warrants that he has not assigned any Claim(s) released by this Agreement, or any interest therein, to any third party. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party. In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties. The provisions of the Agreement are severable. If any part of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable. It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law. This Agreement shall inure to and bind the heirs, devisees, executors, administrators, personal representatives, successors, and assigns of the respective parties hereto.

15. Attorneys’ Fees. If a civil action or other proceeding is brought to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs, and expenses incurred, in addition to any other relief to which such party may be entitled.

16. Knowing and Voluntary Execution. Employee acknowledges that he has read this Agreement carefully and fully understands the meaning of the terms of this Agreement. Employee acknowledges that he has signed this Agreement voluntarily and of Employee’s own free will and that he is knowingly and voluntarily releasing and waiving all Claim(s) that he has or may have against Employer or any Affiliate.

17. Opportunity to Consult with Counsel. Employee further acknowledges that he has been encouraged by Employer to consult with an attorney, and has had the opportunity if he so chooses, to do so prior to signing this Agreement. Each party agrees that he or it shall be solely responsible for any attorney’s fees incurred by that party in the negotiation and execution of this Agreement.

EMPLOYEE

DATED:

EMPLOYER

HOME DIAGNOSTICS, INC.

DATED:	By:
Name:
Title:

ADDENDUM B

July 8, 2008

J. Richard Damron, Jr.
2120 NW 25th Street
Boca Raton, Florida 33431

Re: Optionee Under Stock Option and Equity Plans of Home Diagnostics, Inc.

Re: Notice of Extension of Option Exercise Period following Retirement re NSO Options Granted under the 1992 Stock Option Plan, the 2002 Stock Option Plan, and the 2006 Equity Incentive Plan of Home Diagnostics, Inc.

Dear Richard:

Reference is made to each of the (i) Home Diagnostics, Inc. 1992 Incentive Stock Option Plan (the “1992 Plan”) and the stock option agreement or agreements (individually, a “1992 Plan Agreement” and collectively, the “1992 Plan Agreements”) entered into between Home Diagnostics, Inc. (the “Company”) and you, as an optionee (“Optionee”), under the 1992 Plan, (ii) Home Diagnostics, Inc. 2002 Stock Option Plan (the “2002 Plan”), and the stock option agreement or agreements (individually, a “2002 Plan Agreement” and collectively, the “2002 Plan Agreements”) entered into between the Company and you, as an optionee, under the 2002 Plan, (iii) Home Diagnostics, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), and the stock option agreement or agreements (individually, a “2006 Plan Agreement” and collectively, the “2006 Plan Agreements”) entered into between the Company and you, as an optionee, under the 2006 Plan, and (iv) certain other stock option agreements (the “Other Agreements”) substantially similar to either the 1992 Plan Agreements or the 2002 Plan Agreements and evidencing options to purchase shares of Common Stock other than pursuant to the 1992 Plan, the 2002 Plan and/or the 2006 Plan (collectively, the “Plans”) entered into between the Company and you, as optionee, in each case, pursuant to which the non-qualified stock options (“NSOs”) more fully identified on Schedule A attached hereto (collectively, the “Modified NSOs”) to purchase an aggregate of 403,806 shares of the Common Stock, par value $0.01 per share of the Company, were granted to you under the terms and conditions set forth in the 1992 Plan, 2002 Plan and/or 2006 Plan (individually, a “Plan” and collectively, the “Plans”) and/or pursuant to the 1992 Plan Agreements, 2002 Plan Agreements, 2006 Plan Agreements and/or Other Agreements (individually, an “Option Agreement” and collectively, the “Option Agreements”). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the appropriate Plan and/or Option Agreement.

You are hereby notified that effective as of July 9, 2008, the terms of each of the outstanding NSOs granted to you under the Plans and Option Agreements, all as more fully set forth on Schedule A attached hereto, are amended to provide that any option (or portion thereof) that has vested on or prior to the date that the employment of the Optionee terminates for any reason (other than any termination for “cause,” as such term is defined in the applicable Plan or Option Agreement evidencing such NSO), shall remain exercisable and shall not expire until the end of the exercise period otherwise provided for in the applicable Plan and/or Option Agreement (as more fully set forth in the column entitled “Expiration Date” on Schedule A attached hereto), notwithstanding any provision contained in the applicable Plan and/or Option Agreement to the contrary, provided that the Optionee shall have satisfied both of the following criteria, at or prior his termination of employment date: (i) the Optionee’s age at the time of his termination of employment shall be at least 55; and (ii) the sum of (A) the Optionee’s age at the time of his termination of employment and (B) his years of service with the Corporation, any parent or any subsidiary, shall total at least 65 years.

Very truly yours,

HOME DIAGNOSTICS, INC.

By: /s/ Ronald L. Rubin
Title: Chief Financial Officer

AGREED TO AND ACCEPTED BY:

/s/ J. Richard Damron, Jr.

Schedule A

Home Diagnostics, Inc.
Outstanding NSOs Being Amended

		Original Grant
Name	Plan/Other Agreement	Date________	Expiration Date_____	Modified NSOs___	Exercise Price

Dick Damron	Other Agreement	08/16/2001	08/16/2011	63,516	$2.99

Dick Damron	Other Agreement	12/13/2001	12/13/2011	46,800	$2.99

Dick Damron	Other Agreement	01/01/2002	01/01/2012	49,140	$2.99

Dick Damron	2002	12/10/2002	12/10/2012	35,978	$3.42

Dick Damron	2002	12/10/2003	12/10/2013	49,140	$3.63

Dick Damron	2002	05/01/2004	05/01/2014	43,031	$3.85

Dick Damron	2002	04/01/2005	04/01/2015	44,201	$3.85

Dick Damron	2006	09/26/2006	09/26/2016	30,000	$12.00

Dick Damron	2006	06/05/2007	06/05/2014	42,000	$11.20

Total				403,806